EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-62676) pertaining to the Westcorp 2001 Stock Option Plan of our report dated June 16, 2004, with respect to the financial statements and supplemental schedules of the Westcorp Employee Stock Ownership and Salary Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Irvine, California
June 25, 2004